EXHIBIT 5.1

M. & P. BERNITSAS
Law Offices

Marinos P. Bernitsas	Christina Vlachtsis, LL.B., Me	5, Lykavittou Street
Panayotis M. Bernitsas	Marina Ph. Androulakakis, LL.M.	GR — 106 72 ATHENS
Associate Professor	Eleni S. Gyparaki, LL.M., D.E.A.
Yannis G. Chryssospathis, Dipl.	Yannis A. Kourniotis, M.B.A.	Tel.: (+30 - 210-) 361 5395 [10 lines]
Angeliki D. Vasaka	Magdalini E. Patiti	362 2305, 362 2306
Domna D. Mirasyesi, LL.M.	Lambros A. Belessis, LL.M., M.Sc.	362 2505, 362 2582
Augustine G. Almyroudi, Lic. Spéc.	Christos G. Paraskevopoulos, LL.M.	360 8496, 360 5340
Tatiana E. Dermati, M.B.A.	Vicky Athanassoglou
Nikos D. Papachristopoulos, Lic. Spéc.	Christina K. Zakopoulou, M.Sc.	Fax: (+30 - 210-) 364 0805, 361 8789
Dimitris A. Roussis, LL.M.	Evangelia D. Kitsou, LL.M.
Dimitris H. Georgacopoulos, D.E.A.	Katerina R. Neonaki	New e-mail address:
Nikos A. Vouhiounis, LL.M.	Andreas K. Bazouros, LL.B., M.B.A.	m&p.bernitsas@bernitsaslawoffices.gr
Katia A. Papantonopoulou, Counsel		http: //www.bernitsaslawoffices.gr
Athanasia G. Tsene, LL.M., Counsel

Our Ref: 2163.30/03-2805/11.09.2003

TO: The Board of Directors
        STET Hellas Telecommunications S.A.
        66 Kifissias Avenue
        151 25 Maroussi
        Greece

Athens, September 11, 2003

Dear Sirs,

Subject: Opinion on STET Hellas Telecommunications S.A.’s year 2000 (second) Stock Option Plan

We have acted as special Greek counsel for STET Hellas Telecommunications S.A., an anonymos etairia (corporation) incorporated under the laws of The Hellenic Republic, Greece (the “Company”) in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 1,000,000 shares of the Company’s common stock, par value €1.52 per share, to be issued pursuant to the Minutes no. 18 of the Extraordinary General Assembly of the Shareholders of the Company dated December 11, 2000 and in accordance with the STET Hellas A.E.B.E. 2000 Second Stock Option Plan. The Shares to be issued pursuant to the present paragraph are referred to as the “Shares”.

We are admitted to practice as attorneys at law (dikigoroi) in The Hellenic Republic of Greece. Our opinion set forth below is limited to the laws of the Hellenic Republic, Greece as in effect on the date hereof, and we do not express any opinion here as to the effect of the laws

EXHIBIT 5.1

under any other jurisdiction.

In connection with the foregoing, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and corporate and public records as we have deemed necessary as a basis for the opinion hereinafter expressed.

In the context of such examination, we have assumed the genuineness of all signatures, the authenticity of all documents presented to us as originals, the conformity to the originals of all documents presented to us as copies and the authenticity of the originals of such documents. In rendering our opinion, we have relied as to the factual matters upon certificates of public officials and certificates and representations of officers of the Company.

Upon the basis of such examination and subject to any matter not disclosed to us by the parties concerned and having regard for such legal consideration as we deem relevant, we are of the opinion that any Shares to be issued following the exercise of any options authorized under the Extraordinary General Meeting of the Company dated December 11, 2000, to the extent that they are issued and paid in compliance with the provisions of the relevant general meeting resolution, the relevant Plan, the Articles of Incorporation of the Company and the then applicable law, will be validly issued and fully paid up.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby concede that we come within the category of persons whose consent is required by the Securities Act or the general rules and regulations promulgated thereunder.

Yours faithfully,

/s/ Panayotis M. Bernitsas

Panayotis M. Bernitsas